BERMAN  DEVALERIO  PEASE
   TABACCO  BURT  &  PUCILLO
Joseph  J.  Tabacco,  Jr.  (75484)
Susan  G.  Kupfer  (141724)
425  California  Street,  Suite  2025
San  Francisco,  CA  94104
Telephone:  (415)  433-3200

-And-

Norman  Berman
Michael  Matraia
One  Liberty  Square
Boston,  MA  02109
Telephone:  (617)  542-8800

Lead  Counsel  for  Lead  Plaintiff


                          UNITED STATES DISTRICT COURT

                         CENTRAL DISTRICT OF CALIFORNIA



_________________________________________
                                          )
STEPHAN LEVINE, on behalf of himself      )
and all others similarly situated,        )     Civil Litigation No.
                                          )
                                          )     SA CV 99-1575 DOC (ANx)
        Plaintiff,                        )
                                          )     STIPULATION OF
                                          )     SETTLEMENT
    v.                                    )
                                          )
SAFEGUARD HEALTH ENTERPRISES,             )
 INC., STEVEN J. BAILEYS, JOHN E. COX,    )
ROBERT J. POMMERSHEIM, THOMAS C.          )
TEKULVE, and KENNETH E. KEATING,          )
                                          )
                                          )
        Defendants.                       )
                                          )
_________________________________________ )

                            STIPULATION OF SETTLEMENT
                            -------------------------

     This Stipulation of Settlement (the "Stipulation"), is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure. This Stipulation is made and entered into by and among the following Settling Parties (as defined further in Section IV hereof) to the above-referenced litigation (the "Litigation"): (i) the Lead Plaintiff (as defined in Sec.1.12) (on behalf of themselves and each of the Class Members), by and through their counsel of record in the Litigation; and (ii) SafeGuard Health Enterprises, Inc., Steven J. Baileys, John E. Cox, Robert J. Pommersheim, Thomas C. Tekulve, and Kenneth E. Keating (collectively, the "Defendants"), by and through their counsel of record in the Litigation. This Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge, settle, release, and dismiss with prejudice the Litigation and the Released Claims (as defined herein), upon and subject to the terms and conditions hereof. This Stipulation resolves claims that are contested and shall not be deemed an admission by any party as to the merits of any claim or defense.


I.   THE  LITIGATION

     On December 21, 1999, plaintiffs filed their original Complaint in the Litigation in the United States District Court for the Central District of California (the "Court") as a proposed securities class action on behalf of those persons who purchased the publicly-traded securities of SafeGuard Health Enterprises, Inc. ("SafeGuard" or the "Company") during the period from February 26, 1998 through November 13, 1999, inclusive:

          - Stephan Levine, on behalf of himself and all others similarly situated, v. SafeGuard Health Enterprises, Inc., Steven J. Baileys, John E. Cox, Robert J. Pommersheim, and Thomas C. Tekulve, Case No. SA CV 99-1575 DOC (ANx).

     Plaintiffs' Complaint in the Litigation purported to state claims against the Defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and SEC Rule 10b-5 promulgated thereunder, and against the individual Defendants for alleged violations of

Section 20(a) of the Exchange Act, all related generally to alleged misstatements concerning SafeGuard's business performance, prospects, and financial position, including but not limited to alleged misstatements set forth in and concerning SafeGuard's financial statements for the fourth quarter and year ended December 31, 1997, through and including the third quarter of 1999.

     Pursuant to a motion brought as a group by six plaintiffs, including Roger Legare and Stephan Levine, the Court filed an order on March 7, 2000 appointing Roger Legare lead plaintiff and approving his choice of counsel, Berman DeValerio & Pease LLP(1), as lead counsel for plaintiffs in this Litigation.

     On or about May 15, 2000, plaintiffs filed their First Amended Complaint in the Litigation, and added Kenneth E. Keating as a Defendant to the action in addition to the other Defendants named in the original Complaint.

     On July 14, 2000, defendants filed a motion to dismiss the First Amended Complaint pursuant to Rules 9(b) and 12(b)(6) of the Federal Rules of Civil Procedure and the provisions of the Private Securities Litigation Reform Act of 1995. Plaintiffs opposed the motion to dismiss. After a hearing on the motion, on September 12, 2000, the Court entered an order dismissing the First Amended Complaint, with prejudice.

     Plaintiffs timely filed an appeal from the Court's order dismissing the First Amended Complaint. After full briefing and oral argument, on February 22, 2002, the United States Circuit Court of Appeals for the Ninth Circuit reversed the Court's order, and remanded the action to the Court with instructions to allow plaintiffs leave to file a Second Amended Complaint. The Court thereafter ordered that plaintiffs should file a Second Amended Complaint no later than July 15, 2002.

     On May 29, 2002, the parties engaged in a mediation before the Honorable Edward A. Infante (retired United States Magistrate Judge), a professional mediator with extensive experience in evaluating and settling securities class actions, and through this mediation the parties reached an agreement to settle the Litigation according to the terms set forth herein.

---------------
1.   The firm is now Berman DeValerio Pease Tabacco Burt & Pucillo.

II.  DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

     The Defendants have denied and continue to deny each and all of the claims and contentions alleged by plaintiffs in the Litigation. Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiff and the Class Members have suffered damage, that the price of SafeGuard common stock (or any other SafeGuard securities) was artificially inflated by reason of any alleged misrepresentation, non-disclosure or otherwise, and that the Lead Plaintiff or any Members of the Class were harmed by the conduct alleged in the Complaint and the First Amended Complaint. Defendants believe that the claims asserted in the Litigation do not have merit and that the evidence developed to date does not support the claims asserted.

     Nonetheless, Defendants have concluded that further conduct of the Litigation could potentially be protracted and expensive and would cause an undesirable diversion of the time and attention of the Company's management and employees from the normal, ongoing business of the Company and, therefore, that it is desirable that the Litigation be fully and finally resolved in order to limit further expense, inconvenience and distraction. The Defendants have also taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. Accordingly, Defendants have concluded that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

III. CLAIMS OF THE LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT

          The Lead Plaintiff believes that the claims asserted in the Litigation have merit and that the damages are significant. However, counsel for the Lead Plaintiff recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through possible appeals. Lead Plaintiff's Counsel also have taken into account the uncertain outcome and the risk of any litigation, as well as difficulties and delays inherent in such litigation. Lead Plaintiff's Counsel also are aware of the inherent problems of proof in, and possible defenses to, the alleged federal securities law violations asserted in the Litigation. Finally, Lead Plaintiff's Counsel are mindful of the difficulties of ascertaining precisely the amount of loss attributable to the alleged wrongful conduct and the fact that some trading losses resulted from stock price declines that cannot be shown to be related to the alleged wrongful conduct.

     Lead Plaintiff's Counsel have conducted an investigation relating to the claims and the underlying events and transactions alleged in the Litigation. Lead Plaintiff's Counsel have researched the applicable law with respect to the claims of the Lead Plaintiff and the Class against the Defendants, and the potential defenses thereto. Plaintiffs, by their counsel, have conducted arm's length negotiations with counsel for Defendants, including a mediation conducted by the Honorable Edward A. Infante (Ret.), a retired magistrate judge from the United States District Court for the Northern District of California, who has vast experience in mediating securities class actions. Counsel for the Lead Plaintiff believe that a recovery now will provide an immediate benefit to the members of the Class, which is superior to the risk of proceeding with the Litigation in the hope of a larger recovery later. The settlement set forth in the Stipulation confers substantial benefits upon the Class. Based on their evaluation, counsel for the Lead Plaintiff have determined that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiff and of the Class.

IV.  TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

          NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiff (for himself and the Class Members) and the Defendants, by and through their respective undersigned counsel that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed with prejudice, as to all Settling Parties and the Released Persons, upon and subject to the terms and conditions of the Stipulation, as follows:

     1.   DEFINITIONS.

     As used in the Stipulation, the following terms have the meanings specified below:

          1.1 "Authorized Claimant" means a Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation and/or by the Court.

          1.2 "Claimant" means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

          1.3 "Claims Administrator" means the firm of Strategic Claims Services, which shall administer the settlement.

          1.4 "Class" means all Persons who purchased or otherwise acquired common stock or other securities of SafeGuard Health Enterprises, Inc., during the period beginning February 26, 1998 and ending November 13, 1999, inclusive. Excluded from the Class are Defendants, members of the immediate families of the individual Defendants, any entity in which any Defendant has a controlling interest, directors and officers of SafeGuard Health Enterprises, Inc. during the Class Period, and the legal representatives, heirs, successors, or assigns of any such excluded Person or entity. Also excluded from the Class are those Persons who request exclusion from the Class in a timely and valid manner as set forth in the Notice of Proposed Settlement of Class Action.

          1.5 "Class Period" means the period commencing on February 26, 1998, through and including November 13, 1999.

          1.6 "Class Member" or "Member of the Class" means a Person or entity who falls within the definition of the Class as set forth herein.

          1.7     "Defendants"  means SafeGuard Health Enterprises, Inc., Steven
J.  Baileys,  John E. Cox, Robert J. Pommersheim, Thomas C. Tekulve, and Kenneth
E.  Keating.

          1.8 "Effective Date" means the first date by which all of the events and conditions specified in Sec.7.1 of this Stipulation have been met and have occurred.

          1.9     "Escrow  Agent"  means  the  Berman  Firm or its successor(s).

          1.10 "Final" means the later of: (i) following final affirmance on an appeal of the Judgment, the date of the expiration of the time for a petition for or a denial of a writ of certiorari to review the Judgment or, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (ii) the date of final dismissal of any appeal from the Judgment, or the final dismissal of any proceeding on certiorari to review the Judgment; or (iii) if no appeal or petition for review is filed, the expiration date of the time for the filing or noticing of any appeal from the Court's Judgment approving the Stipulation substantially in the form of Exhibit B hereto; i.e., thirty (30) days after entry of the Judgment, or such further time for the filing or noticing such an appeal as may be permitted by any court or other proper authority. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application by Lead Plaintiff's Counsel for attorneys' fees, costs or expenses from the Settlement Fund, shall not in any way delay or preclude the Judgment from becoming Final.

          1.11 "Judgment" means the judgment to be rendered by the Court based upon this Settlement, substantially in the form attached hereto as Exhibit B.

          1.12 "Lead Plaintiff" means each Person who filed or joined a complaint or motion for appointment of lead plaintiff in the Litigation, including Roger Legare, Stephan Levine, Scott Desind, John Duncan, Mary Duncan and Omar Hall.

          1.13 "Lead Plaintiff's Counsel" means the law firm of Berman DeValerio Pease Tabacco Burt & Pucillo ("the Berman Firm").

          1.14 "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any other business or legal entity, and their spouses, heirs, predecessors, successors, representatives or assignees.

          1.15 "Plaintiffs' Counsel" means Lead Plaintiff's Counsel: the Berman Firm, One Liberty Square, Boston, Massachusetts 02109 and 425 California Street, 21st Floor, San Francisco, California 94104.

          1.16 "Plan of Allocation" means a plan or formula of allocation of the Net Settlement Fund which shall be described in the Notice of Pendency and Settlement of Class Action, whereby the Net Settlement Fund shall be distributed to Authorized Claimants after payment of reasonable and necessary expenses of notice and administration of the settlement, Taxes and Tax Expenses, and such attorneys' fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation, and Defendants shall have no responsibility or liability with respect thereto.

          1.17 "Related Parties" means each of a Defendant's past or present directors, officers, employees, partners, members, principals, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, accountants or auditors, banks or investment banks, associates, advisers, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, and any entity in which such Person has or had a controlling interest; members of their immediate families; and any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or member(s) of his family, and each of their trustees, beneficiaries, successors, and assigns.

          1.18 "Released Claims" shall collectively mean any and all claims (including "Unknown Claims" as defined in Sec.1.22), demands, rights, liabilities, suits, debts, obligations, actions and causes of action of every nature and description whatsoever, known or unknown, contingent or resolute, matured or unmatured, discoverable or undiscoverable, whether or not concealed or hidden, asserted or that might have been asserted, regardless of upon what legal theory based including, without limitation, claims for negligence, gross negligence, recklessness, breach of duty of care and/or breach of duty of loyalty, fraud, mismanagement, misrepresentation, omission, breach of contract, breach of fiduciary duty, or violations of the common law or any local, state, federal, foreign or international statutes, rules, regulations, laws, treaties or compacts, by the Lead Plaintiff and Class Members, or any of them, against the Defendants and Related Parties, or any of them, arising out of, based upon or related to both the purchase or other acquisition of SafeGuard common stock or other SafeGuard security during the Class Period, and any of the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in or encompassed by the Litigation or in any other action or forum, including, but not limited to, the claims actually asserted in the Litigation. Released Claims include any and all claims arising out of, relating to, or in connection with the settlement of the Litigation.

          "Released Persons" means each and all of the Defendants and their Related Parties.

          "Settlement Fund" means the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) to be deposited into an interest-bearing account designated by Lead Plaintiff's Counsel, plus any interest accruing following such deposit(s).

          1.21 "Settling Parties" means, collectively, each of the Defendants and the Lead Plaintiff, on behalf of himself and the Members of the Class.

          1.22 "Unknown Claims" means any and all Released Claims which any Lead Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiff shall expressly waive, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived and relinquished the provisions, rights and benefits of California Civil Code Sec. 1542, which provides:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY
               AFFECTED  HIS  SETTLEMENT  WITH  THE  DEBTOR.

          The Lead Plaintiff shall expressly waive, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or any local, federal, foreign or international law, or principle of common law, which is similar, comparable or equivalent to California Civil Code Sec. 1542. The Lead Plaintiff and/or any Class Member may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each Lead Plaintiff and each Class Member shall expressly be deemed to, and by operation of the Judgment shall, have fully, finally, and forever settled and released any and all

Released Claims, known or unknown, suspected or unsuspected, contingent or noncontingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Lead Plaintiff acknowledges, and the Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

     2.     THE  SETTLEMENT  FUND.

          2.1 The principal amount of $1,250,000 in cash, plus any interest accruing after transfer of such funds to the Escrow Agent, shall constitute the Settlement Fund. The Settlement Fund shall be transferred into an interest-bearing account identified and maintained by the Escrow Agent, as follows:

               a. Within seven (7) calendar days following notice of entry of the Court's order giving preliminary approval of this Settlement, the Company's directors' and officers' liability insurer shall cause the amount of $1,000,000 to be transferred into the account identified by the Escrow Agent, and SafeGuard shall transfer the amount of $83,333 into such account;

               b. Within ninety (90) days thereafter, SafeGuard shall transfer the additional amount of $83,333 into such account; and

               c. Within five (5) business days after the Judgment becomes Final as defined in paragraph 1.10, SafeGuard shall transfer the final amount of $83,334 into such account.

          2.2 The Escrow Agent shall invest the Settlement Fund deposited pursuant to Sec.2.1 above in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then current market rates. The Escrow Agent shall bear all risks related to investment of the Settlement Fund.

          2.3 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation or by an order of the Court.

          2.4 Subject to further order and/or directions as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.

          2.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

          2.6 Within twenty (20) days after the first installment payment of the Settlement Fund to the Escrow Agent pursuant to Sec.2.1(a), the Escrow Agent may establish a "Class Notice and Administration Fund," and may deposit up to $50,000 from the Settlement Fund in it. The Class Notice and Administration Fund may be used by Plaintiff's Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any. The Class Notice and Administration Fund may also be invested and earn interest in the same manner as provided for in Sec.2.2 of this Stipulation.

          2.7 On the Effective Date, any balance (including interest) then remaining in the Class Notice and Administration Fund, less expenses incurred but not yet paid, may be transferred by the Escrow Agent to, and deposited and credited as part of the Settlement Fund, to be applied as set forth in paragraph
5.2 below. Thereafter, Lead Plaintiff's Counsel shall have the right to use such portions of the Settlement Fund as are, in their exercise of reasonable judgment, necessary to carry out the purposes set forth in paragraph 2.6.

          2.8 (a) Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. Sec.1.468B-l. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this Sec.2.8, including the "relation-back election" (as defined in Treas. Reg. Sec. 1.468B- 1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

               (b) For the purpose of Sec.468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the "administrator" shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. Sec.1.468B-2(k) and 1.468B-2(1)). Such returns (as well as the election described in Sec.2.8(a)) shall be consistent with this Sec.2.8 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in Sec.2.8(c) hereof.

               (c) All (i) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants or Related Parties with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a "qualified settlement fund" for federal or state income tax purposes ("Taxes"), and (ii) expenses and costs incurred in connection with the operation and implementation of this Sec.2.8 (including, without limitation, expenses of tax attorneys and/or accountants, mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this Sec.2.8) ("Tax Expenses"), shall be paid out of the Settlement Fund; in no event shall any of the Defendants and Related Parties have any liability or responsibility for the Taxes or the Tax Expenses. The Escrow Agent shall indemnify and hold each of the Defendants and Related Parties harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. Sec. 1.468B-2(1)(2)); the Defendants and their Related Parties are not responsible therefore, nor shall they have any liability therefore. The parties hereto agree to cooperate with the Escrow Agent, each other, and their respective tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this Sec.2.8.

               (d) For the purpose of this Sec.2.8, references to the Settlement Fund shall include both the Settlement Fund and the Class Notice and Administration Fund and shall also include any earnings thereon.

          2.9. In the event that the Stipulation is not approved by the Court, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) and the funds in the Class Notice and Administration Fund, less expenses actually incurred or due and owing in connection with the settlement, shall be refunded to SafeGuard and/or its insurer as described in Sec.7.5 below. In the event of such refund, Defendants shall be entitled to an accounting of any such expenses.

     3.   NOTICE  ORDER  AND  SETTLEMENT  HEARING.

          3.1 Promptly after execution of this Stipulation, Lead Plaintiff's Counsel shall submit this Stipulation together with its Exhibits to the Court and shall apply for entry of an order, substantially in the form of Exhibit A (the "Notice Order"), providing, inter alia, for preliminary approval of the Settlement as set forth in the Stipulation, the certification of the Class for settlement purposes only, and approval for the mailing of a notice of the settlement of this Litigation (the "Notice") and for publication of a Summary Notice of the settlement, substantially in the form of Exhibits A-1 and A-3 hereto, which shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application as defined in Sec.6.1 below and the date of the Settlement
Hearing  as  defined  below.

          3.2 Lead Plaintiff's Counsel and Defendants' counsel shall jointly request that after notice is given to the Class the Court hold a hearing (the "Settlement Hearing") and give its final approval of the settlement of the Litigation as set forth herein. At or after the Settlement Hearing, Lead Plaintiff's Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

          3.3 After notice of entry of the Notice Order, SafeGuard shall promptly provide or cause to be provided to the Claims Administrator shareholder information reasonably available from its transfer agent for the purpose of providing notice to the Class.

     4.     RELEASES  AND  BAR  ORDER.

          4.1 Upon the Effective Date, as defined in Sec.1.8, the Lead Plaintiff and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against each and all of the Released Persons, as well as any and all claims against the Released Persons arising out of, relating to, or in connection with the defense and/or settlement of the Litigation, whether or not such Class Member executes and delivers the Proof of Claim and Release.

          4.2 The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against all Released Persons and shall be substantially in the form contained in Exhibit A-2.

          4.3 Upon the Effective Date, as defined in Sec.1.8, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Class Members and counsel to the Lead Plaintiff from all claims (including "Unknown Claims"), arising out of, relating to or in connection with the institution, prosecution, assertion or resolution of the Litigation.

          4.4 All Members of the Class who do not request exclusion from the Class in a timely and valid manner shall be bound by the Releases set forth in paragraph 4.1 whether or not they submit a timely or valid Proof of Claim. All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Settlement Fund but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Litigation, and will be barred from bringing any action against any of the Released Persons concerning any of the Released Claims.

          4.5 The Judgment shall bar any and all claims for contribution or indemnification arising out of or related to the Litigation and/or the Released Claims by any Person against any and all Defendants.

     5. ADMINISTRATION AND CALCULATION OF CLAIMS, FINAL AWARDS AND SUPERVISION AND DISTRIBUTION OF SETTLEMENT FUND

          5.1 Lead Plaintiff's Counsel, or their authorized agents, acting on behalf of the Class and subject to such supervision and direction of the Court as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund (defined below) to Authorized Claimants.

          5.2     The  Settlement  Fund  shall  be  applied  as  follows:

               (a) to pay counsel to Lead Plaintiff's attorneys' fees, expenses and costs with interest thereon (the "Fee and Expense Award"), if and to the extent allowed by the Court;

               (b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any;

               (c)     to  pay  Taxes  and  Tax  Expenses;  and

               (d) to distribute the balance of the Settlement Fund (the "Net Settlement Fund") to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation or the Court.

          5.3 Upon the Effective Date and thereafter and in accordance with the terms of the Stipulation, the Plan of Allocation or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

               (a) Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-2 hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

               (b) Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth therein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment.

               (c) The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court. The proposed Plan of Allocation shall not be part of this Stipulation. If, after distribution of the Net Settlement Fund, any balance still remains, it shall be donated to an appropriate non-profit organization or charity as approved by the Court.

          5.4 The Defendants and Related Parties shall have no responsibility for, interest in (except as provided in paragraphs 2.9, 6.3, 7.5, & 7.6) or liability whatsoever with respect to the investment or distribution of the Settlement Fund, the Plan of Allocation, the determination, administration or calculation of claims, the payment or withholding of Taxes, or any losses incurred in connection therewith. No Person shall have any claim of any kind against Defendants and Related Parties, or any of them, with respect to the matters set forth in this paragraph.

          5.5 No Person shall have any claim against Plaintiff's Counsel, any claims administrator or other agent designated by Lead Plaintiff's Counsel, or Defendants and their Related Parties based on the distributions made substantially in accordance with the Stipulation and the settlement contained therein, the Plan of Allocation or further orders of the Court.

          5.6 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund, including but not limited to any adjustments to an Authorized Claimant's claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court's Judgment approving the Stipulation and the settlement set forth therein or any other orders entered pursuant to the Stipulation.

     6.   PLAINTIFFS' COUNSELS' ATTORNEYS' FEES AND REIMBURSEMENT OF EXPENSES.

          6.1 Lead Plaintiff's Counsel may submit an application or application(s) (the "Fee and Expense Application") for distributions to them from the Settlement Fund for: (a) an award of attorneys' fees; plus (b) reimbursement of actual expenses incurred in connection with prosecuting the Litigation, plus any interest on such attorneys' fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until such attorneys' fees and expenses are paid), as may be awarded by the Court. Lead Plaintiff's Counsel reserve the right to make additional applications for fees and expenses from the Settlement Fund as may be incurred in post judgment or appellate proceedings.

          6.2 The attorneys' fees and expenses, including the fees of experts and consultants, as awarded by the Court, shall be paid to Lead Plaintiff's Counsel from the Settlement Fund, as ordered, immediately after the Court executes an order awarding such fees and expenses. Lead Plaintiff's Counsel shall thereafter allocate the attorneys' fees amongst themselves in a manner in which they in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Litigation.

          6.3 In the event that the Effective Date does not occur, or the Judgment or the order making the Fee and Expense Award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, and in the event that the Fee and Expense Award has been paid to any extent, then all Lead Plaintiff's Counsel that have received funds from the Settlement Fund shall, within five (5) business days from receiving notice from Defendants' Counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund the fees, expenses and costs previously paid to them from the Settlement Fund plus interest thereon at the same rate as earned on the Settlement Fund in an amount consistent with such reversal or modification. Plaintiffs' Counsels' law firms, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agree that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this Sec.6.3.

          6.4 The procedure for and the allowance or disallowance by the Court of any applications by Lead Plaintiff's Counsel for attorneys' fees and expenses to be paid out of the Settlement Fund are not part of the settlement set forth in the Stipulation and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation and any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth therein.

          6.5 Defendants and their Related Parties shall have no responsibility for, and no liability whatsoever with respect to, any payment to Lead Plaintiff's Counsel from the Settlement Fund.

          6.6 Defendants and their Related Parties shall have no responsibility for, and no liability whatsoever with respect to, the allocation among Lead Plaintiff's Counsel and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Litigation, and Defendants and the Related Parties take no position with respect to such matters.

     7. CONDITIONS OF SETTLEMENT, EFFECT OF DISAPPROVAL, CANCELLATION OR TERMINATION

          7.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

               (a) SafeGuard and its insurer shall have timely made their respective contributions to the Settlement Fund as required by Sec.2.1 above;

               (b) the Court has entered the Notice Order, as required by Sec.3, above;

               (c) the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B, which shall provide, inter alia, for dismissal of the Litigation with prejudice;

               (d) SafeGuard shall not have exercised the right provided for in Sec.7.2; and

               (e) the Judgment has become Final, as defined in Sec.1.10, above.

          7.2 If, prior to the Settlement Hearing, Persons who otherwise would be members of the Class have timely requested exclusion ("Requests for Exclusion") from the Class in accordance with the provisions of the Notice Order and the notice given pursuant thereto, and such Persons in the aggregate purchased a number of SafeGuard shares during the Class Period in an amount greater than the sum specified in a separate Supplemental Agreement between the parties, SafeGuard shall have, in its sole and absolute discretion, the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement will not be filed with the Court unless and until a dispute among the parties concerning its interpretation or application arises. Copies of all Requests for Exclusion received, together with copies of all written revocations of Requests for Exclusion shall be delivered to counsel for Defendants within three (3) business days of receipt by Lead Plaintiff's Counsel, but in no event later than five (5) court days before the Settlement Hearing(s).

          7.3 Upon the occurrence of all of the events referenced in Sec.7.1 above, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished.

          7.4 If all of the conditions specified in Sec.7.1 are not met, then the Stipulation shall be canceled and terminated subject to Sec.7.5 unless Plaintiff's Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.

          7.5 Unless otherwise ordered by the Court, in the event the Stipulation shall be terminated, canceled, declared void or fails to become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Lead Plaintiff's Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), plus any amount then remaining in the Notice and Administration Fund (including accrued interest) and any amounts due to the Settlement Fund pursuant to paragraph 6.3, less expenses and any costs which have either been disbursed pursuant to Sec.2.6 or are determined to be chargeable to the Notice and Administration Fund, shall be refunded by the Escrow Agent to SafeGuard and its insurer pursuant to written instructions from counsel to SafeGuard. At the request of counsel to SafeGuard, the Escrow Agent or its designee shall apply for any tax refund owed to the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, to SafeGuard and its insurer.

          7.6 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated, canceled, declared void or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of May 28, 2002. In such event, the terms and provisions of the Stipulation, with the exception of paragraphs 2.2, 2.3, 2.5, 2.6, 2.8, 2.9, 5.4, 5.5, 6.3, 6.5,
6.6,  7.4,  7.5,  7.6,  7.7,  8.4, 8.6 and 8.15, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Litigation or in any other proceedings for any purpose, and any Judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. Notwithstanding any other provision of this Stipulation, no order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation, or concerning the amount of any attorneys' fees, costs, expenses and interest awarded by the Court to the Lead Plaintiff or Lead Plaintiff's counsel, shall constitute grounds for cancellation or termination of the Stipulation.

          7.7 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither Lead Plaintiff nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed from the Notice and Administration Fund. In addition, any expenses already incurred and properly chargeable to the Notice and Administration Fund pursuant to Sec.2.6 at the time of such termination or cancellation, but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with Sec.7.5 above.

          7.8 If a case is commenced in respect to SafeGuard under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of SafeGuard to be a preference, voidable transfer, fraudulent transfer or similar transaction, then, as to SafeGuard only, the releases given and Judgment entered in favor of SafeGuard pursuant to this Stipulation shall be null and void.

     8.   MISCELLANEOUS PROVISIONS.

          8.1 The Settling Parties (a) acknowledge that it is their intent to consummate this Settlement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

          8.2 Each Defendant warrants as to himself, herself or itself that, at the time any of the payments provided for herein are made on behalf of himself, herself or itself, he, she or it is not insolvent, and the payment will not render him, her or it insolvent. This representation is made by each Defendant as to himself, herself or itself and is not made by counsel for the Defendants.

          8.3 The parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The settlement compromises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Final Judgment will contain a statement that during the course of the Litigation, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the amounts paid to the Settlement Fund and the other terms of the settlement were negotiated in good faith and fair dealing by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel and the benefit of a mediation conducted by the Honorable Edward A Infante, a retired magistrate judge from the United States District Court for the Northern District of California, who has extensive experience in settling securities class litigation.

          8.4 Neither the Stipulation nor the settlement, nor any statement made, act performed or document executed in the negotiation of, pursuant to, or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or invalidity of any Released Claim or of any wrongdoing or liability of the Released Persons; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Released Persons may file the Stipulation and/or the Judgment and/or any other document executed as part of this settlement in any action or proceeding that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. In addition, any Settling Party may file this Stipulation and/or the Judgment to enforce any of their terms.

          8.5 Plaintiffs, Defendants, and their respective counsel shall not make any applications for sanctions, pursuant to Rule 11 of the Federal Rules of Civil Procedure ("F.R.Civ.P.") or other court rule or statute, with respect to any claims or defenses in this Litigation.

          8.6 All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information, including any such agreements or understandings occurring during settlement discussions and mediation, shall survive this Stipulation.

          8.7 All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

          8.8 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

          8.9 This Stipulation and the Exhibits attached hereto and the Supplemental Agreement constitute the entire agreement among the parties and no representations, warranties or inducements have been made to any party concerning the Stipulation, its Exhibits or the Supplemental Agreement other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.

          8.10 Lead Plaintiff's Counsel, on behalf of the Class, are expressly authorized by Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which they represent.

          8.11 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party warrants that such Person has the full authority to do so.

          8.12 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

          8.13 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

          8.14 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

          8.15 This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered and to be substantially performed in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with and governed by the internal, substantive laws of the State of California without giving effect to that State's choice of law principles.

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

IN WITNESS WHEREOF, the parties hereto have caused this Stipulation to be executed by their duly authorized attorneys, on September 17, 2002.


                                             BERMAN DEVALERIO PEASE
                                               TABACCO BURT & PUCILLO

                                             By:  /s/  Joseph J. Tabacco, Jr.
                                                  ------------------------------
                                                  Joseph J. Tabacco, Jr.

                                             Susan G. Kupfer
                                             425 California Street, Suite 2025
                                             San Francisco, CA 94104
                                             Telephone:  (415) 433-3200
                                             Facsimile:  (415) 433-6382

                                             -And-

                                             Norman Berman
                                             Michael Matraia
                                             One Liberty Square
                                             Boston, MA 02109
                                             Telephone:  (617) 542-8300
                                             Facsimile:  (617) 542-1194

                                             LEAD COUNSEL FOR LEAD PLAINTIFF

                                             BROBECK, PHLEGER
                                               & HARRISON LLP



                                              By:  /s/  Howard M.  Privette
                                                   -----------------------------
                                                   Howard M. Privette

                                             550 South Hope Street, Suite 2100
                                             Los Angeles, CA 90071
                                             Telephone:  (213) 489-4060
                                             Facsimile:  (213) 745-3345



                                             COUNSEL FOR DEFENDANTS SAFEGUARD
                                             HEALTH ENTERPRISES, INC., STEVEN J.
                                             BAILEYS, JOHN E. COX, ROBERT J.
                                             POMMERSHEIM, THOMAS C. TEKULVE, AND
                                             KENNETH E. KEATING


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